EXHIBIT 10.5
JOINDER TO CONTINUING GUARANTY DATED AS OF JULY 13, 2007
IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION

This Joinder is executed by SunPower Systems SA (“SUN SA”), an indirect subsidiary of SunPower Corporation, as of this 4th day of April, 2008.  SUN SA executes this joinder in connection with and as a condition to various credit accommodations extended under the terms and conditions of that certain Credit Agreement dated as of July 13, 2007 between SunPower Corporation (“Borrower”) and Wells Fargo Bank, National Association (“Bank”) (as such Credit Agreement may be amended or replaced form time to time).

By executing in the space provided below, SUN SA agrees that it assumes liability to Bank under the terms of the Continuing Guaranty dated as of July 13, 2007 (“Guaranty”) executed by certain of Borrower’s Subsidiaries in favor of Bank relative to the obligations of Borrower to Bank as though it had executed said Guaranty as a Guarantor thereunder and it shall for all purposes be deemed a Guarantor under said Guaranty.

SUN SA further agrees that the following is added to and made part of the Guaranty.  Capitalized terms used without definition herein shall have the meanings assigned to them in the Guaranty.

1.             Additional Representations.  SUN SA represents and warrants to Bank that:

(a)           No approval, consent or authorization of, order, registration or license by, filing with, giving notice to, or taking any other action by or in respect of any governmental or regulatory authority or central bank or other fiscal, monetary or other authority is required in connection with the execution and delivery of, or performance of SUN SA's obligations under this Guaranty or for the validity, enforceability or admissibility in evidence of this Guaranty.

(b)           In the event a final judgment of any court in the United States of America is obtained after service of process in the manner specified in this Guaranty, then, subject to the provisions of the Law for the Enforcement of Foreign Judgments, 1958, and applicable case law, and provided that a petition for the authorization of such judgment is filed with the appropriate Swiss court(s), subject to specified time limitations  the same would be enforceable by the courts of Switzerland, provided that: (a) adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard; (b) the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of Switzerland; (c) the judgment was obtained after due process before a court of competent jurisdiction according to the rules of private international law prevailing in Switzerland; (d) the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; (e) an action between the same parties in the same matter is not pending in any Swiss court at the time the lawsuit is instituted in the U.S. court; and (f) the U.S. court is not prohibited from enforcing the judgments of the courts of Switzerland.

(c)             This Guaranty is not subject to any registration, stamp, documentary or similar tax, other than stamp duty, should the Swiss tax authorities determine that stamp duty is applicable to the Guaranty.

(d)           Neither SUN SA nor any of SUN SA's assets enjoys any right of immunity from suit, attachment or execution in aid of a judgment in respect of SUN SA's obligations under this Guaranty.

2.             Waiver.  To the extent SUN SA or any assets of SUN SA enjoys any right of immunity from suit, attachment or execution in aid of a judgment in respect of SUN SA’s obligations under this Guaranty, and if SUN SA or any assets of SUN SA should become entitled to any such right of immunity, then SUN SA hereby waives such right or rights.

3.             Payments.  Any payments made to Bank by SUN SA pursuant to this Guaranty shall be free and clear of any deductions or withholdings for or on account of any taxes, levies, imposts, duties or other charges of whatever nature imposed by any government, political subdivision, bank or taxing authority.  SUN SA shall pay to Bank such amounts as may be necessary in order that every payment made by Guarantor hereunder, after SUN SA makes any required deductions or withholding for or on account of any taxes, levies, imposts, duties or other charges of whatever nature imposed by any government, political subdivision, bank or taxing authority, shall not be less than the payment otherwise required hereunder.

4.             Withholding.  Without limiting Bank's rights under any of the other provisions of this Guaranty, in the event any taxes, levies, imposts, duties or other charges of whatever nature are assessed against Bank in connection with payments to Bank by SUN SA hereunder or otherwise in connection with this Guaranty, then SUN SA shall pay when due, and indemnify and hold Bank harmless from, such charges, without reducing the net amount of such payments to be made to Bank below that amount which Bank would have received had such taxes or charges not been assessed.  SUN SA shall furnish to Bank a receipt evidencing payment of any such taxes or charges promptly after such payment, and the tax return or other report filed with respect to any such taxes or charges promptly after such filing, and, in any event, shall provide each such receipt and each such return or report within 10 days after receipt of Bank’s request therefor from time to time.

5.             Indemnity.  SUN SA agrees to pay, and to indemnify and hold Bank harmless from, any present or future claim or liability for any registration, stamp, documentary, court, or similar taxes, fees or charges, or any penalties or interest with respect thereto, which may be assessed, levied or collected by Switzerland, any state or other political subdivision of Switzerland, any other country or other jurisdiction in which SUN SA now or in the future maintains any property or assets, or any governmental agency of any of the foregoing, or otherwise in connection with the execution, notarization, formalization, issuance, delivery, filing, registration or enforcement of this Guaranty.  If Bank requests, SUN SA shall furnish to Bank a receipt evidencing payment of any such taxes or other amounts, and the tax returns or other reports filed with respect to such taxes or other amounts, within 30 days after receipt of such request.

6.             Registration.  If requested by Bank at any time, SUN SA shall cause this Guaranty to be registered, notarized or otherwise formalized to the extent at any time required by the applicable laws of Switzerland, the applicable laws of any province or other political subdivision of Switzerland, or the applicable laws of any other country or other jurisdiction in which SUN SA now or in the future maintains any property or assets, and SUN SA shall pay, and indemnify and hold Bank harmless from, any liability for any stamp taxes or any registration, documentation or other types of fees, charges, taxes or fines in connection with any such registration, notarization or formalization.  SUN SA shall provide Bank with evidence of such registration within 45 days after Bank’s request for such evidence, which evidence shall be in form and substance satisfactory to Bank.

7.           Suit; Service.  Any suit, action or proceeding against SUN SA with respect to this Guaranty may be brought in (a) the courts of the State of California, (b) the United States District Court for the Northern District of California, or (c) the courts of the country of SUN SA's incorporation, as Bank may elect in its sole discretion, and SUN SA hereby submits to any such suit, action, proceeding or judgment and waives any other preferential jurisdiction by reason of domicile.  SUN SA hereby agrees that service of all writs, processes and summonses in any suit, action or proceeding brought in the State of California may be made upon Borrower, presently located at 3939 N. First Street, San Jose, CA 95134 (the "Process Agent").  SUN SA hereby irrevocably appoints the Process Agent its agent and true and lawful attorney-in-fact while any of SUN SA 's obligations under this Guaranty remain unsatisfied, in its name, place and stead only to accept such service of any and all such writs, processes and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to SUN SA shall not impair or affect the validity of such service or of any judgment based thereon.  SUN SA hereby further irrevocably consents to the service of process in any suit, action or proceeding in the above specified courts by the mailing thereof by Bank by registered or certified mail, postage prepaid, to SUN SA at the address specified below SUN SA 's signature.  Nothing herein shall in any way be deemed to limit the ability of Bank to serve any writs, processes or summonses in any other manner, as may be permitted by applicable law. SUN SA irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in the courts of the State of California or of the United States District Court for the Northern District of California, or the courts in the country of SUN SA 's incorporation, and also irrevocably waives any claim that any such suit, action or proceeding brought in any of those courts has been brought in an inconvenient forum.

8.           Judgment Currency.  Notwithstanding any judgment rendered in a currency other than United States Dollars, SUN SA shall not be relieved of any obligations with respect to any amount owed by it to Bank under this Guaranty except to the extent of the amount in United States Dollars which Bank is able to acquire with such amount of such currency on the Banking Day (a day when Bank is open for business in San Francisco, California, U.S.A.) following receipt of such amount by Bank.  If the amount in United States Dollars so acquired is less than the amount initially due to Bank, SUN SA shall indemnify Bank by paying the difference between such amounts in United States Dollars.  The payment of any additional amount so required of SUN SA under this Section shall constitute an independent obligation of SUN SA, the enforcement of which obligation may not be impeded by SUN SA.

Date: April 4, 2008

SUNPOWER SYSTEMS SA

By: /s/ Thomas L. Dinwoodie

Title: Thomas L. Dinwoodie, Director

By: Tom Dinwoodie

Title:        CTO

Address:

SunPower Systems SA
c/o SunPower Corporation
Attn:  Corporate Secretary
3939 North First Street
San Jose, CA  95134